UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 16, 2009

ENTERPRISE GP HOLDINGS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-32610	13-4297064
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

1100 Louisiana, 10th Floor Houston, Texas 77002 (Address of Principal Executive Offices, including Zip Code)
(713) 381-6500 (Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.   Regulation FD Disclosure.

On April 21, 2009, Enterprise Products Partners L.P. (NYSE:EPD) and TEPPCO Partners, L.P. (NYSE:TPP) issued press releases regarding their dissociation, or exit from, the Texas Offshore Port System partnership.  Copies of the press releases are furnished herewith as Exhibits 99.1 and 99.2.  In addition, Enterprise GP Holdings L.P. (the “Parent Company”) issued a press release regarding this matter.  The Parent Company’s press release is furnished as Exhibit 99.3.

Item 8.01.   Other Events.

On April 21, 2009, Enterprise Products Partners L.P. (“Enterprise”) and TEPPCO Partners, L.P. (“TEPPCO”) announced that, effective April 16, 2009, their respective affiliates that were partners in the Texas Offshore Port System partnership (“TOPS”)  dissociated from TOPS and forfeited their investments and combined two-thirds ownership interest in the partnership.

In August 2008, affiliates of Enterprise, TEPPCO and Oiltanking Holding Americas, Inc. (“Oiltanking”) formed the TOPS partnership to design, construct, operate and own a Texas offshore crude oil port and pipeline system that would facilitate delivery of waterborne crude oil cargoes to refining centers located along the upper Texas Gulf Coast.  The total cost of the project had been estimated at $1.8 billion. Enterprise, TEPPCO and Oiltanking each owned, through their respective subsidiaries, a one-third interest in the joint venture.  The decision to dissociate from TOPS was in connection with a disagreement with the Oiltanking partner.

Oiltanking has alleged in a response to the notices of dissociation that the dissociation of the affiliates of Enterprise and TEPPCO was wrongful and in breach of the TOPS partnership agreement.  Enterprise and TEPPCO believe that their actions in dissociating from the TOPS partnership are permitted by, and in accordance with, the terms of the TOPS partnership agreement and, should the need arise, intend to vigorously defend such actions.

Within their respective financial statements, Enterprise and TEPPCO accounted for their individual ownership interests in TOPS using the equity method of accounting.  As a result of common control of TEPPCO and Enterprise by the Parent Company, TOPS was a consolidated subsidiary of the Parent Company and Oiltanking’s interest in the joint venture was accounted for as a noncontrolling interest.  For financial reporting purposes, the TOPS partnership was included within the Parent Company’s Investment in Enterprise Products Partners’ business segment.

As a result of the dissociation of Enterprise and TEPPCO, consolidated net income for the Parent Company is expected to reflect a non-cash charge of approximately $68 million for the second quarter of 2009. The estimated loss represents the consolidated equity that Enterprise and TEPPCO held in the TOPS partnership at April 16, 2009, which primarily reflects capital contributions for construction in progress amounts.  The TOPS project was in the preliminary stages of development and major construction activities had not yet commenced.  The estimated impact on net income attributable to the Parent Company is expected to be approximately $9 million, as nearly all of the non-cash loss will be absorbed by noncontrolling interests in consolidation (i.e., by third-party and related-party unitholders of Enterprise and TEPPCO other than the Parent Company).

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibits 99.1 and 99.2 are “furnished” and not filed herewith for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section.  They may only be incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 if and to the extent such subsequent filing specifically references the information therein.

Exhibit No.	Description

99.1
Press release of Enterprise Products Partners L.P. dated April 21, 2009 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by Enterprise Products Partners L.P. on April 21, 2009).

99.2	Press release of TEPPCO Partners, L.P. dated April 21, 2009 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by TEPPCO Partners, L.P. on April 21, 2009).
99.3	Press release of Enterprise GP Holdings L.P. dated April 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE GP HOLDINGS L.P.

	By:	EPE Holdings, LLC, as general partner

Date: April 21, 2009	By:	/s/ Michael J. Knesek
	Name:	Michael J. Knesek
	Title:	Senior Vice President, Controller and Principal Accounting Officer of the general partner

Exhibit Index

Exhibit No.	Description

99.1
Press release of Enterprise Products Partners L.P. dated April 21, 2009 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by Enterprise Products Partners L.P. on April 21, 2009).

99.2	Press release of TEPPCO Partners, L.P. dated April 21, 2009 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by TEPPCO Partners, L.P. on April 21, 2009).
99.3	Press release of Enterprise GP Holdings L.P. dated April 21, 2009.